File No.  333-74712

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                          THE SECURITIES ACT OF 1933

                        POST EFFECTIVE AMENDMENT NO. 1

                          THAON COMMUNICATIONS, INC.
                          --------------------------
            (Exact name of registrant as specified in its charter)

                  Nevada                                 87-0622329
                  ------                                 ----------
    (State or other jurisdiction of         (I.R.S. Employer Identification No.)
     incorporation or organization)

          1529 West Olympic Boulevard, Suite 100, Los Angeles, CA 90015 (Address of principal executive offices-Zip code)

             2001 Stock Option Plan of Thaon Communications, Inc.
             ----------------------------------------------------
                          (Full title of the plans)

   Adam Anthony, 1529 West Olympic Boulevard, Suite 100, Los Angeles, CA 90015
   ---------------------------------------------------------------------------
           (Name, address, including zip code, of agent for service)

   Telephone number, including area code, of agent for service: (213) 252-7050
                                                               ----------------

                         CALCULATION OF REGISTRATION FEE

                                     Proposed        Proposed
Title of Securities   Amount of      Maximum         Maximum             Amount of
 to be Registered     Shares to be   Offering Price  Aggregate Offering  Registration
                      Registered     Per Share       Price               Fee
--------------------- -------------- --------------- ------------------- ------------
  Common Stock, par        (1)             (1)             (1)                (1)
    value $0.001
--------------------- -------------- --------------- ------------------- ------------

      (1) This registration statement is being filed for the purpose of including a reoffer prospectus within the registration statement on Form S-8 (No.333-74712) filed by the Company on December 7, 2001. Pursuant to Registration Statement No.333-74712, the Company registered 10,000,000 shares of common stock. The fee for the registration of such 10,000,000 shares was previously paid in connection with such registration statement. Pursuant to Rule 416, no additional fee is required.

            Approximate Date of Commencement of Proposed Sale to the Public:
            From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X].

                               REOFFER PROSPECTUS

                          THAON COMMUNICATIONS, INC.
                                596,044 Shares of
                         Common Stock, $0.001 Par Value

We previously issued the 596,044 shares of our common stock, $0.001 par value ("Common Stock"), offered hereby (the "Shares") Adam Anthony, Steve Aquavia, Robert McNeill, Douglas Mondo, and Richard Anthony who are herein collectively referred to as "Selling Shareholders." We will not receive any proceeds from sales of the Shares. Selling Shareholders may offer some or all of the Shares for sale from time to time at prices and terms negotiated in individual transactions, in brokers transactions negotiated immediately prior to sale, or in a combination of the foregoing. Selling Shareholders and any broker-dealers who participate in selling the Shares may be deemed "underwriters" as defined by the Securities Act of 1933, as amended. Commissions paid or discounts or concessions allowed such broker-dealers, as well as any profit received on resale of the Shares by broker-dealers purchasing for their own accounts may be deemed to be underwriting discounts and commissions. Selling Shareholders or purchasers of the Shares will pay all discounts, commissions and fees related to the sale of the Shares. We have paid the costs of filing this registration statement with the Securities and Exchange Commission and will pay the costs of registering or qualifying the Shares under the securities laws of any jurisdiction where such registration or qualification is necessary. We estimate that the expenses of this offering, which we will incur, including registration fees, legal fees, transfer agent fees and printing costs, but excluding underwriting discounts and commissions which shall be paid by Selling Shareholders, will not exceed $15,000.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
      SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE PURCHASE OF THESE SECURITIES INVOLVES SUBSTANTIAL RISK. SEE "RISK FACTORS" ON PAGE 2.

The Selling Shareholder will be selling the Shares at the then prevailing market price for our Common Stock. Our Common Stock is traded on the OTC Bulletin Board under the symbol "THAO." On December 19, 2001, the closing sale price of the Common Stock was $0.06.

No person has been authorized in connection with any offering made hereby to give any information or to make any representation not contained in this prospectus. If any such information is given or any such representation made, the information or representation should not be relied upon as if authorized by us. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Shares offered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby in any jurisdiction where it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances imply that the information in this prospectus is correct any time subsequent to December 20, 2001.

                              AVAILABLE INFORMATION

We are subject to the reporting requirements of sections 13 and 15 (d) of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information we have filed can be inspected and copied at the public reference facilities maintained by the Securities and

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



Exchange Commission in Washington D.C. at 450 Fifth Street, N.W., 20549, and at the following regional offices located at 26 Federal Plaza, Room 1100, New York, New York 10278; 219 Dearborn Street, Room 1228, Chicago, Illinois, 60604; and at 410 Seventeenth Street, Suite 700, Denver, Colorado 80202. Copies of these materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon the oral or written request of such person, a copy of any and all information incorporated by reference into this prospectus. Requests for such information may be directed to Adam Anthony at 1529 West Olympic Boulevard, Suite 100, Los Angeles, CA 90015. We will furnish to our stockholders annual reports, which will contain financial statements audited by independent accountants, and such other reports as it may determine to furnish upon written request by each stockholder or as may be required by law.

                                TABLE OF CONTENTS


Summary......................................................................1

Our Company..................................................................1

Risk Factors.................................................................2

Use of Proceeds.............................................................14

Selling Shareholders........................................................15

Plan of Distribution........................................................16

Description of Securities to be Registered..................................16

Interests of Named Experts and Counsel......................................16

Incorporation of Certain Information by Reference...........................16

Disclosure of Commission Position on Indemnification for Securities Act
   Liabilities..............................................................17

Exhibits....................................................................17

Undertakings................................................................17


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


                                     SUMMARY

This is a post effective amendment to our registration statement on form S-8 under the Securities Act of 1933, as amended, (the "Form S-8") filed with the Commission on December 7, 2001. It relates to the reoffer and resale of 596,044 shares (the "Shares") of our Common Stock, issued pursuant to our 2001 Stock Option Plan as described and set forth in the Form S-8. The Shares were collectively issued to five (5) people, Adam Anthony, Steve Aquavia, Robert McNeill, Douglas Mondo, and Richard Anthony (the "Selling Shareholders"). A prospectus has been prepared in accordance with the requirements of form S-3 under the Securities Act pursuant to General Instruction C of Form S-8 with regard to the resale of the Shares by the Selling Shareholders. Unless the context indicates otherwise, any of the terms "we," "us," "it," and "our" includes and refers to Thaon Communications, Inc. and our predecessors. Our principle executive offices are located at 1529 West Olympic Boulevard, Suite 100, Los Angeles, CA 90015. Our telephone number is (213) 252-7050.

                                   OUR COMPANY

We were incorporated in Nevada on July 13, 1984. Our current operations are conducted through our wholly owned subsidiaries, CastPro, L.L.C. ("CastPro"), Prime Time Media Solutions ("Prime Time"), Legal Broadcast Company ("LBC") and Prime Time Distribution ("PTD"), which also does business as Kryptolight International.

CastPro is a streaming media company with state-of-the-art audio and video production facilities headquartered in the heart of Los Angeles with a growing national affiliate network. CastPro provides clients with remote and studio-based live webcasting with an emphasis on fundamental commercial and industrial hosting (data storage), cataloging (data mining), and distribution (streaming) applications with a target audience in the Fortune 2000 mid to large-cap clientele. CastPro's professional audio and video production studios in downtown Los Angeles are just one mile from the Staples Center and the Los Angeles Convention Center. These studios are professionally designed to support multiple production and recording needs and are wired directly to our on-site operations center for the distribution of a live feed to the Internet.

Prime Time specializes in media planning and placement providing advertisers with targeted and cost-effective exposure for their media campaigns. Historically, Prime Time's services have been concentrated in the sports/ health/fitness sector. Prime Time provides both long form and short form television advertising placement for their customers as well as direct response advertising and conventional advertising campaigns. Direct response advertising refers to any advertising campaign that aims to elicit a specific, measurable response from the audience. The response can be a phone call, an email, a check in the mail or a credit card order, among other things, but it is always a direct contact with a potential customer. Prime Time's direct response advertising services have mainly been associated with program length "infomercials" widely distributed on TV. In mid 2000, Prime Time expanded its services to include the planning and placement of short form media. Short form media consists of 30, 60, 90 and 120 second advertisements.

LBC provides law firms, corporations and insurance companies with the creation, review, storage, and presentation of video, particularly the documentation and storage of legal depositions via electronic media. LBC offers products that utilize cost and time saving technologies that provide real time interactivity and allow attorneys to view legal events such as depositions, hearings, and trials remotely over the Internet.

PTD is a direct marketing company with three products currently being sold through direct response television, radio and the Internet, as well as being placed on retail shelves. In addition, PTD operates a full service fulfillment center in San Luis Obispo, California, which services direct marketing clients by providing them with credit card processing, order assembly, shipping and handling, return processing and refurbishment, and customer relations services.


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


                                  RISK FACTORS

An investment in our Common Stock is highly speculative and involves a high degree of risk. Therefore, you should carefully consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our Common Stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing. The following risk factors are interrelated and, consequently, investors should treat such risk factors as a whole.

               Risks Related to Our Company and Our Operations

We Have A History Of Losses And May Continue To Experience Losses In The Future.

The net loss for the nine months ended September 30, 2001 amounted to $2,649,757. This net loss is attributable to the cash and non-cash expenses associated with three acquisitions during the period, increased overhead costs, consulting costs, amortization of goodwill, and the lost profit opportunities associated with business that was lost due to the resignation of two executives at Prime Time. On a per share basis, the net operating loss attributable to Common Stock was $.04 per share for the nine months ended September 30, 2001.

It is not anticipated that capital expenditures will increase substantially in the future, but if our operating expenses exceed our expectations, our business, results of operations, financial condition and prospects would be materially and adversely affected.

Our Negative Cash Flow Position May Result In Continued Losses.

We cannot be certain that our revenue will grow or that we will achieve sufficient revenue to achieve profitability. Our failure to significantly increase our revenue would seriously harm our business and operating results. We will need to generate significantly higher revenues to achieve and maintain profitability. If our revenue grows more slowly than we anticipate, or if our operating expenses increase more than we expect or cannot be reduced in the event of lower revenue, we may not become profitable.

We Will Need Additional Financing To Implement Our Business Expansion Strategy.

Due to our weak cash position, we intend to seek debt or equity financing to pursue our strategy of expanding our business through the acquisition of businesses strategically appropriate for us and our existing operations. Any financing that we need may not be available at all and, if available, may not be available on terms that are acceptable to us. The failure to obtain financing on a timely basis, or on economically favorable terms, could prevent us from continuing our business strategy or from responding to changing business or economic conditions, and could cause us to experience difficulty in withstanding adverse operating results or competing effectively.

If we raise additional funds by issuing equity securities, our shareholders may experience dilution of their ownership interest. Moreover, we could issue preferred stock that has rights senior to those of our Common Stock. If we raise funds by issuing debt securities, these securities would have rights, preferences and privileges senior to holders of our Common Stock, and lenders may place limitations on our operations.

Restricted Shares May Be Eligible For Future Resale Which Could Depress The Price Of Our Common Stock.

As of December 19, 2001, approximately 93,197,871 or 63.5%, of the currently outstanding shares of our Common Stock are restricted securities or held by our affiliates, or both. This number includes 61,403,508 shares of which are issuable upon conversion of 3,500,000 shares of our outstanding preferred stock held in three different series. All series of preferred stock are convertible at any time into shares of our Common Stock at 95% of the average of the daily closing trading price for the five consecutive trading days prior to conversion. This calculation is based upon 95% of the average daily closing trading price of $0.06 for the five consecutive trading days prior to the date hereof. However, as of December 19, 2001, no shares of preferred stock have been converted.

Consequently, these shares may be sold without registration upon compliance with the various conditions set forth in Rule 144 under the Securities Act of 1933. Sales of substantial amounts of Common Stock by shareholders under Rule 144, or otherwise, or even the potential for such sales, might depress the price for Common Stock and could impair our ability to raise capital through the sale of our equity securities.

We Have Never Paid Dividends On Our Common Stock And Do Not Intend To Do So In The Near Future.

We have not paid dividends on our Common Stock in the past and do not intend to pay any dividends to shareholders in the foreseeable future. We intend to reinvest future profits, if any, to develop and expand our business. Any investor who purchases our Common Stock should not anticipate receiving any dividends on the Common Stock at any time in the foreseeable future. Payment of dividends is within the absolute discretion of our board of directors.

The Issuance Of Additional Shares Of Our Common Stock Will Reduce The Ownership And Voting Power Of The Other Shareholders And May Result In A Change Of Our Control.

As of December 19, 2001, we had 85,136,964 shares of Common Stock issued and outstanding and 114,863,036 shares of Common Stock authorized but unissued. Our Board of Directors has the power to issue additional shares without stockholder approval. However, as of December 19, 2001 we had 690,000 shares of Series B Preferred Stock issued and outstanding, 500,000 shares of Series C Preferred Stock issued and outstanding, and 2,310,000 shares of Series D Preferred Stock issued and outstanding. Holders of our Series B and C Preferred Stock have the option, at any time, to convert such preferred stock at any time into shares of our Common Stock at 95% of the average of the daily closing trading price for the five consecutive trading days prior to conversion. Series B and Series C Preferred Stock each cannot be converted into more than 6,000,000 shares of Common Stock irrespective of the average daily closing price prior to conversion. Holders of Series D have the same rate of conversion as Series B and C, but there is no limit on the total number of shares that can be issued as a result of conversion. The total number of our outstanding shares of Common Stock on December 19, 2001 is based upon the presumption that the shares of our preferred stock have been converted.

Potential investors should be aware that any such stock issuances may result in a reduction of the book value or market price, if any, of the outstanding shares. If we issue additional shares, such issuance will reduce the proportionate ownership and voting power of the other stockholders. Also, any new issuance of shares may result in a change of our control.

We Depend On Key Personnel To Manage Our Business And The Loss Of Such Personnel Could Affect Our Ability To Compete.

We depend on our executive officers to manage our business effectively in a rapidly changing market and, if we are unable to retain our executive officers, our ability to compete could be harmed.

We believe that our success will depend, to a significant extent, on the efforts and abilities of certain of our senior management in managing our operations. We are largely dependent upon the personal efforts of our current management, particularly our chief executive officer Adam Anthony, for the successful implementation of our business plan and the conduct of our commercial operations. The loss of this person could have a material adverse affect upon our business and prospects. We do not presently have key-man life insurance upon the life of any of our officers or directors. Our success will in significant part depend upon the efforts and abilities of management, including such consultants as may be engaged in the future. There can be no assurance that we can attract persons with the requisite skills and training to meet our future needs or, even if such persons are available, that they can be hired on favorable terms.

Limited Experience of Management

We depend heavily on our management team which has worked together for less than one year. The short period of time that our senior officers have worked together, or their potential inability to work successfully together, may adversely affect our ability to manage future growth. Moreover, our officers generally have limited experience in managing a public company. The ability of our management team to manage future growth, if any, or the demands of successfully operating a public company is currently unproven.

The Absence Of A Combined Operating History Could Adversely Affect Our
Operations.

All of our four (4) wholly owned subsidiaries were acquired within the last twelve months. While we intend to continue to emphasize decentralized management of operations and marketing in the acquired businesses, our success will depend, to a large extent, upon our ability to integrate effectively the operations of the acquired businesses. There can be no assurance that the recently assembled management group will be able to implement successfully our business and growth strategies or manage successfully our combined operations and the businesses acquired. Most of the businesses acquired historically have operated with limited financial and other reporting systems, which will be inadequate for the combined businesses. We are currently developing centralized financial reporting, accounting and other systems to assist management in the integration of the acquired businesses, but there can be no assurance that integration of the acquired businesses can be accomplished successfully. If we do not implement such systems in a timely manner, or are required to rely on the existing financial reporting and accounting control systems of the businesses acquired, our ability to effectively manage the combined enterprise could be adversely affected.

The Attacks On The World Trade Center And The Pentagon Adversely Affected Our Business Operations In The Third And Fourth Quarters.

The major markets for securities in the United States closed for four business days, from September 11 through September 14, 2001, in the wake of the tragic terrorist attacks in New York and Washington, D.C. on September 11, 2001. These events postponed many of the media tests for clients of our subsidiary Prime Time until after January 1, 2002, thereby having an adverse impact on our business operations for the last two quarters of 2001. In addition, the impact of the events of September 11 on the economy overall has led to more careful decision making and longer sales cycles for clients of CastPro and Prime Time. Finally, these events have resulted in more conservative individual investment decisions which could decrease investments in our stock and prevent us from fulfilling our business objectives.

We Must Adapt To Technology Trends And Evolving Industry Standards Or We Will Not Be Competitive.

The market for integrated multimedia marketing and business solutions, which we offer through two of our subsidiaries, is characterized by rapid technological change, changes in user and client requirements and preferences, frequent new product and service introductions, and evolving industry standards and practices. One or more of these could render our existing services and methodologies obsolete. Our success will depend in part on our ability to keep pace with technological developments and emerging industry standards and to respond to our clients' requirements by enhancing our current products and services and developing and introducing new products and services. If we fail to anticipate or respond rapidly to advances in technology and to adapt our future products and services appropriately, then our business, results of operations and financial condition could be materially adversely affected.

Competition In Our Market Is Intense And An Inability To Compete Could Adversely Affect Our Business.

The market for fully integrated multimedia business solutions is relatively new, intensely competitive and subject to rapid technological change. We expect competition to persist, intensify and increase in the future. Our current competitors can be divided into several groups: advertising and media agencies, direct marketing companies, Internet webcasting companies, legal support service providers, large information technology consulting service providers and Internet and online service providers. Furthermore, most of our current and potential competitors have longer operating histories, larger installed customer bases, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than us. These competitors could decide at any time to increase their resource commitments to our market.

Low Barriers To Entry Into Our Industry Could Result In Increased Competition.

There are relatively low barriers to entry into the integrated multimedia business solutions market. We rely heavily on the skill of our personnel and the quality of our client service, and have no patented technology that would preclude or inhibit competitors from entering our market. We expect that we will face additional competition from new entrants into the market in the future. Principal competitive factors include a company's creative reputation, knowledge of media, financial controls, geographical coverage and diversity, relationships with clients, technological capability and quality and breadth of services. If existing or future competitors develop or offer services that provide significant performance, price, creative or other advantages over those offered by us, then our business, results of operations and financial condition would be materially adversely affected.

We Are Exposed To Litigation And Contingent Liabilities Which Could Have An Adverse Effect On Our Business.

We have one case pending against us, and our subsidiary, Prime Time, has filed suit in another matter. We are subject to a variety of claims and suits that arise from time to time out of the ordinary course of business, most of which are contract disputes. We believe that the suit against us is wholly without merit and, accordingly, will not result in the realization of material liabilities, although no such assurances can be given. These potential liabilities could, if realized, have a materially adverse effect on our financial condition and our ability to conduct business.

The Adoption Or Modification Of Laws Or Regulations Relating To The Internet Industry Could Harm CastPro, LBC, And PTD's Business Directly Or Indirectly.

New limitations on the collection and use of information relating to Internet users are currently being considered by legislatures and regulatory agencies in the United States and internationally. We are unable to predict whether any particular proposal will pass, or the nature of the limitations in those proposals that do pass. Since many of the proposals are in their development stage, we cannot yet determine the impact these may have on our business. In addition, it is possible that changes to existing law, including new interpretations of existing law, could have a material and adverse impact on our business, financial condition and results of operations.

The following are examples of proposals currently being considered in the United States and internationally:

Legislation has been proposed in some jurisdictions to regulate the use of cookie technology. Our technology uses cookies for ad targeting and reporting, among other things, and we may be required to change our technology in order to comply with the new laws. It is possible that the changes required for compliance are commercially unfeasible, or that we are simply unable to comply and therefore may be required to discontinue the relevant business practice.

Data protection officials in certain European countries have voiced the opinion that an IP address is personally identifiable information. In those countries in which this opinion prevails, the applicable national data protection law could be interpreted to subject us to a more restrictive regulatory regime. Although we believe our current policies and procedures would meet these more restrictive standards, we cannot assure you that the applicable authorities would make the same determination. The cost of such compliance could be material, and we may not be able to comply with the applicable national regulations in a timely or cost effective manner.

Legislation has been proposed to prohibit the sending of 'unsolicited commercial email' or 'spam.' We have a consent based email delivery and list services business that we believe should not, as a matter of policy, be affected by this kind of legislation. However, it is possible that legislation will be passed that requires us to change our current practices, or subject us to increased possibility of legal liability for our practices.

Legislation is under consideration that would regulate the practice of online preference marketing, as practiced by us. Such legislation, if passed, could require us to change or discontinue our plans for online preference marketing services. The changes we are required to make could diminish the market acceptance of our offerings.

The Federal Trade Commission is currently reviewing the need to regulate the manner in which offline information about consumers is collected and used by businesses. Our business could be adversely affected by legislation or regulation that limits the manner in which offline information about consumers is collected and used.

These and other circumstances leading to changes in the existing law could have a material and adverse impact on our business, financial condition and results of operations.

Our Business Will Suffer If We Do Not Anticipate And Meet Specific Customer Requirements.

Our current and prospective customers may require features and capabilities that our current services do not have. To achieve market acceptance for our services, we must effectively and timely anticipate and adapt to customer requirements and offer services that meet these customer demands. The development of new or

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enhanced services is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience design, manufacturing, marketing, and other difficulties that could delay or prevent the development, introduction, or marketing of these new or enhanced services. In addition, the introduction of new or enhanced services also requires that we manage the transition from older services to minimize disruption in customer service and ensure that we can deliver services to meet anticipated customer demand. Our failure to offer services that satisfy customer requirements would decrease demand for our products and seriously harm our revenues and financial results.

If Our Customers And Strategic Partners Do Not Receive Additional Funding To Sustain Their Operations And Grow Their Businesses, Our Operating Results Will Be Negatively Impacted.

Some of our customers have not reached profitability and will require additional funding to sustain their operations and grow their businesses. Given the recent volatility in the capital markets, many of these companies are having difficulty raising additional financing, which in turn, may require them to curtail their operating activities, or file for bankruptcy protection. To the extent that any of our customers curtail or cease their operations, we may incur costs for which we will not receive any revenue and/or we may be required to writeoff existing accounts receivable.

Our Ability To Compete Depends On The Strength Of Our Brand Name.

We believe that our brand recognition is an important aspect of our efforts to attract clients. The importance of brand recognition will increase due to the increasing number of companies purporting to offer integrated multimedia business solutions to companies. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide high quality, reliable and cost effective services.

If clients do not perceive our services as meeting their needs, or if we fail to market those services effectively, then we will be unsuccessful in maintaining and strengthening our brand. Furthermore, to promote our brand in response to competitive pressures, we may need to increase our marketing budget or to otherwise increase our financial commitment to creating and maintaining brand loyalty among clients. If we fail to promote and maintain our brands, or incur excessive expenses in an attempt to promote and maintain our brands, then our business, results of operations and financial condition will be materially adversely affected.

                              Risks Related to PTD

Concentration Of Revenues From A Limited Number Of Products And Clients.

A relatively small number of products and clients contribute significantly to PTD's revenues. It is possible that our dependence on revenues from this limited number of sources will continue in the future. Any of our clients may discontinue utilizing our services at any time in the future. If there is a significant reduction in product sales, in a large client's marketing expenditures or the loss of one or more of our largest clients or marketing rights to one or more products, and this is not replaced by new products or client accounts or an increase in business from existing clients, then there would be a material adverse effect on our business, results of operations and financial condition.

Competition In The Marketing Industry Could Prevent Our Success.

The marketing industry is characterized by extreme competition for products, customers and media access. Our future in this industry will depend in part on our access to, and efficient management of, media time; the introduction of successful products and the full exploitation of such products through not only direct marketing but also traditional retail marketing and other channels of distribution; our ability to enhance our product lines and support product marketing and sales with efficient order fulfillment and customer services; and our ability to successfully integrate the entities or businesses we have or may acquire into an efficient enterprise. The future revenues of the business will depend substantially on our ability to: (1) create and maintain an effective, integrated organization that develops, introduces and


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


markets products that address changing consumer needs on a timely basis; (2) establish and maintain effective delivery platforms for our products; and (3) develop new and expand established geographic markets. We may not be able to achieve these goals. While we maintain an internal product development group responsible for seeking out new products from third parties, there can be no assurance that present and potential third party product providers will choose to market products through us in the future. If we experience any significant delays or reductions in product introductions in future periods, then our business, results of operations and financial condition could be materially adversely affected.

We Are Dependent On Media Access And Effective Management Of Our Media Time.

We have historically been dependent on having access to media time to televise our infomercials on cable networks, network affiliates and local stations. Our future results of operations will also depend upon our ability to manage our media time. We typically take advantage of spot purchases, but intend to consider long term purchases when prudent. This media management function must also include a meaningful coordination between available marketing and available media time. We may not be able to purchase or renew media time on a desired basis or at favorable price levels. We purchase a significant amount of our media time from cable television and broadcast networks. Significant increases in the cost of media time or significant decreases in our access to media time, domestically or internationally, including, but not limited to, any failure to renew or extend existing agreements, could have a material adverse effect on our results of operations. Even if we secure media access, our programming may not attract viewers or create sales and our products may not be accepted by consumers as anticipated by us. In addition, periodically, due to world events, media access and the number of persons viewing our marketing messages in one or more markets may be substantially diminished. In such circumstances, our results of operations for such periods may be adversely affected.

Whenever we make advance purchases and commitments to purchase media time, if we do not manage such media time effectively, then such failure could have a material adverse effect on our results of operations. If we enter into long term media contracts, we may not be able to use all of our media time. If we are unable to cancel our contract and are also unable to sell unused media time to others, results of operations and financial condition would be materially adversely affected. Also, if we enter into long- term media contracts, we may not be able to successfully negotiate extensions on terms favorable to us. If we are unable to extend one or more of such contracts on reasonable terms as they expire, then our business, results of operations and financial condition would be materially adversely affected.

Our Financial Success Is Dependent On Consumer Response To Our Infomercials.

Our revenues and results of operations depend on a positive consumer response to our direct response advertising, the effective management of product inventory and other factors. Customer response to direct response advertising depends on many variables, including the appeal of the products being marketed, the effectiveness of the advertising, the price of the products being offered, the availability of competing products and the timing and frequency of exposure. There can be no assurance that our advertising and/or products will receive market acceptance.

The Seasonality Of Our Market May Adversely Affect Our Business.

Our revenues vary throughout the year and have historically been highest in our first and fourth fiscal quarters and lower in our second and third fiscal quarters due to fluctuations in the number of television viewers and consumer spending in our industry during those periods. These fluctuations may adversely affect our results of operations or financial condition.

                            Risks Related to CastPro

We Are Dependent On Our Internet Broadcasting Services and Applications, And Our Future Revenue Depends On Their Commercial Success.

Our revenue growth depends materially on the commercial success of our webcasting services conducted through CastPro. Customer demand for streaming media services is difficult to predict. Because we are in a period where the business models of our actual and potential customers are often untried or unproven, it is very difficult for us to predict our future revenues. Our revenue growth will materially depend on the extent to which our customers' business models create sustainable demand for our services and applications. In addition, failure of our current and planned services and applications to operate as expected or the occurrence of any service interruptions or technical problems with our network could delay or prevent customer acceptance of our services. If our target customers do not adopt and purchase our current and planned services, our revenue will not grow significantly, and we may not become profitable as a result.

The Market For Internet Broadcasting Services Is New And Our Business Will Suffer If It Does Not Develop As We Expect.

The market for Internet webcasting services is new and rapidly evolving. Content providers, such as existing web-based companies and traditional media and entertainment companies, may not increasingly seek to broadcast streaming video and audio over the Internet. Therefore, we cannot be certain that a viable market for our services will emerge or be sustainable. If this market does not develop, or develops more slowly than we expect, our revenues will suffer and we may not become profitable.

We Expect The Rates We Can Charge For Our Services To Decline Over Time, Which Could Reduce Our Revenue And Could Cause Our Business And Financial Results To Suffer.

We expect the prices we can charge for our Internet broadcasting services will decline over time as a result of, among other things, the increasing availability of bandwidth at reduced costs and existing and new competition in the markets we address. If we fail to accurately predict the decline in costs of bandwidth or, in any event, if we are unable to sell our services at acceptable prices relative to our costs, or if we fail to offer additional services from which we can derive additional revenue, our revenue will decrease, and our business and financial results will suffer.

We are currently pricing our services at levels that exceed our direct variable costs but are insufficient to cover indirect costs. There is no assurance that our revenues will increase to cover our increasing indirect costs, or that we have accurately estimated indirect costs. If we fail to increase revenues, we may not be able to achieve or maintain profitability.

If The Market For Internet Communication Does Not Continue To Grow, There May Not Be Sufficient Market Demand For CastPro's Services, And As A Result, Our Business Could Be Adversely Affected.

CastPro provides services which are related to and reliant upon the Internet. The increased use of the Internet for retrieving, sharing and transferring information among businesses and consumers has developed only recently. Demand for our Internet-related services will depend, in part, on the acceptance and continued growth of the Internet as a medium for commerce and communication solutions. We cannot assure you that businesses or consumers will continue to use the Internet for commerce or communication. Our success will depend, in large part, on the willingness of businesses to continue to turn to outsourced services providers. In addition, in order for the market for our services to grow, consumers who have historically communicated through traditional means must elect to conduct certain aspects of their communication activities online. These transitions must continue to ensure a growing market for our Internet-related services.

Our Business May Suffer If the Web Infrastructure Is Unable To Effectively Support The Growth In Demand Placed On It.

The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by Internet service providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a means to transact business and communicate could undermine the benefits and market acceptance of our Internet-related services. Our services are ultimately limited by, and dependent upon, the speed and reliability of hardware, communications services and networks operated by third parties. Consequently, the emergence and growth of the market for our Internet-related services will depend in part on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

Our Network Infrastructure Could Fail, Which Would Damage Our Ability To Provide Guaranteed Levels Of Service And Could Result In Significant Losses.

To be successful, we must operate our network infrastructure on a 24-hour-a-day, seven-day-a-week basis without interruption. Our operations depend upon our ability to protect our network infrastructure, equipment and customer files against damage from human error, natural disasters, unexpected equipment failure, power loss or telecommunications failures, sabotage or other intentional acts of vandalism. Even if we take precautions, the occurrence of a natural disaster, equipment failure or other unanticipated problem at our data centers could result in interruptions in the services we provide to our customers. We cannot assure you that our disaster recovery plan will address all, or even most, of the problems we may encounter in the event of such a disaster.

Service interruptions could:

o     require us to spend substantial amounts of money to replace equipment;

o     cause customers to seek damages for losses incurred; or

o make it more difficult for us to attract new customers or enter into additional strategic relationships.

Any of these occurrences could result in significant operating losses.

We May Be Subject To Legal Claims In Connection With The Information Disseminated Through Our Network.

As an Internet-related services provider, we may face potential direct and indirect liability for claims of defamation, negligence, copyright, patent or trademark infringement, violation of securities laws and other claims based on the nature and content of the materials disseminated through our network. For example, lawsuits may be brought against us claiming that content distributed by some of our current or future customers may be regulated or banned. In these and other instances, we may be required to engage in protracted and expensive litigation, which could have the effect of diverting management's attention and require us to expend significant financial resources. Our general liability insurance may not necessarily cover any of these claims or may not be adequate to protect us against all liability that may be imposed.

We Face Risks Associated With Internet Security And The Security Of Our Systems.

A significant barrier to the growth of communications over the Internet has been the need for secure transmission of confidential information. Our services rely on encryption and authentication technology licensed from third parties to provide the protections necessary to effect secure transmission of confidential information. We also rely on security systems designed by third parties and the personnel in our network operations centers to secure our data centers. Any unauthorized access, computer viruses, accidental or intentional actions and other disruptions could materially adversely affect our financial condition and operating results. We may incur significant costs to protect against these interruptions and the threat of security breaches or to alleviate problems caused by such interruptions or breaches, and we expect to expend significant financial resources in the future to equip our new and existing data centers with state-of-the-art security measures. If a third party were able to misappropriate a consumer's personal or proprietary information, including credit card information, during the use of an application solution provided by us, we could be subject to claims, litigation or other potential liability.

Any Failure Of Our Network Or LandLine Communication Services Provided To Us By Third Party Providers Could Lead To Significant Costs And Disruptions Which Could Harm Our Reputation And Cause Us To Lose Customers, Which Would Have A Negative Impact On Our Revenue.

Our network is highly complex and is deployed in complex environments. Any failure of our network software or outages of third party land-line network services providers, could result in lost revenues for usage not billed during down periods.

If we are unable to efficiently fix such problems, we could experience:

o     Loss of or delay in sales and loss of market share;

o     Loss of customers;

o     Failure to attract new customers or achieve market acceptance;

o     Diversion of development resources;

o     Loss of credibility;

o     Increased service costs; or

o     Legal action by our customers.

If we are unable to provide our services to our customers, we could face costly legal action which could divert management's attention from important business activities. Because our servers are located in the facilities of others, such as ISPs and Internet hosting companies, we must rely on others to protect our equipment.

We Depend On Third Parties, Over Whom We Have No Control, To Operate Our Services. Interruptions In Our Services Caused by One Of These Providers Could Have An Adverse Effect On Revenue And Securing Alternate Sources Of These Services Could Significantly Increase Expenses.

We depend on telecommunications network suppliers for the availability and reliability of our private transit Internet connections.

Our customers rely on our ability to move their digital content as efficiently as possible to the people accessing their Web sites and Internet applications. We depend on our direct private transit Internet connections to major backbone providers as a means of avoiding congestion and resulting performance degradation at public Internet exchange points. We rely on these telecommunications network suppliers to maintain the operational integrity of their backbones so that our private transit Internet connections operate effectively. Any interruptions in, or degradation of, our private transit Internet connections could damage relationships with our customers and hinder our ability to attract new customers.

If our providers increase the pricing associated with utilizing their bandwidth, we may be required to identify alternative methods to distribute our customers' digital content. We cannot assure you that we could effectively move to another network approach. If we are unable to access alternative networks to distribute our customers' digital content on a cost effective basis or to pass any additional costs on to our customers, our operating costs would increase significantly.

We cannot assure you that one or more of our third party agreements or industry relationships will not be terminated in the future. In order to provide services to our growing customer base, we also intend to seek additional industry relationships. We cannot assure you that we will be able to enter into favorable new relationships or that we will be able to effectively manage multiple relationships with a growing number of third parties. If any of our strategic agreements or relationships are terminated or not renewed or we otherwise are unable to use some or all of the software applications or technology tools on which our business depends, we may be unable to successfully execute our business strategy.

We Depend On A Limited Number Of Suppliers For Key Components Of Our Infrastructure.

We depend on a limited number of suppliers for key components of our infrastructure, including networking equipment, that are available only from limited sources in the quantities and with the quality that we demand. We cannot assure you that we will have the necessary hardware or parts on hand or that our suppliers will be able to provide them in a timely manner in the event of equipment failure. Our inability or failure to obtain the necessary hardware or parts on a timely basis could result in a loss of revenue due to customer loss or claims for service credits under our service level guarantees.

                           Risks Related to Prime Time

We Are Dependent On The Success Of The Direct Response Television ("DRTV") Industry For Our Future Success.

Our future success is dependent in large part on the continued demand for our services from the DRTV industry. A significant downturn in the DRTV industry would have a material adverse effect on our business, financial condition and results of operations. Many industry experts predict that DRTV will continue to increase in the future.

Industry experts also predict that there will be an increase in internet based direct marketing initiatives. If this increase in Internet based direct marketing initiatives occurs, there is a chance that companies that now rely on DRTV to market their products may reallocate some of their resources toward these new direct marketing channels and away from DRTV which could adversely affect demand for our services.

It Is Possible That In Excess Of 90% Of All Media Tests Conducted By Prime Time Could Yield Failing Results And Provide Us With Little Or No Ongoing Revenue.

In the DRTV industry, media tests are conducted to evaluate the level of success of an advertising campaign. Only an average of 1 in 20 new advertising campaigns are successful in meeting the marketer's objectives. There is no assurance that Prime Time's prospecting efforts will produce ongoing successful business for us. If the media tests conducted by Prime Time do not yield successful results for clients, our financial condition will be materially adversely affected.

Our Revenues Are Subject To Seasonal And Cyclical Fluctuations.

We believe that our business is subject to seasonal fluctuations. The DRTV industry generally experiences more advertising expenditures by marketers during the first and fourth calendar quarters. Conversely, and partially because television viewership typically drops during the summer months, advertising expenditures are typically lower in our industry during the second and third calendar quarters which reduces the amount of advertising to sell and deliver. Expenditures by advertisers and direct marketers also tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. Our revenue has in the past and may in the future be materially and adversely affected by a decline in the economic prospects of our customers or in the economy or industry in general, which could alter our current or prospective customers' spending priorities or budget cycles or change our sales cycle.

                              Risks Related to LBC

Competition In Legal Support Services Is Intense And We May Not Be Able To Compete Successfully.

The litigation support services business is highly competitive and fragmented, and limited barriers to entry exist. We compete locally, regionally and nationally with numerous firms, some of which have substantially greater resources, offer more diversified services and operate in broader geographic areas than us. As we seek to expand into new geographic markets, our growth in those markets will depend upon our ability to gain market share from competitors, and there can be no assurance that additional market share will be obtained. Prices for legal support services generally have remained stable or have declined in many markets over the past several years as law firms, insurance providers and corporations have increased their efforts to reduce expenses by centralizing their purchasing decisions and negotiating lower rates with vendors. As this trend and the related consolidation among legal support service companies continue, we anticipate that we will encounter more intense pricebased competition which could adversely affect our profitability.

Our Current Court Reporting Partners Could Decide To Develop In-House Video Services Which Would Compete With Us.

LBC currently serves as the video service provider to a network of court reporting agencies and depends on these agencies for its ongoing business. If one or more of these agencies decided to develop in-house video services, then our business, results of operations and financial condition could be materially adversely affected.

A Downturn In The Legal Industry Could Cause Our Revenues To Decrease.

Our business depends on the continued demand for legal information in electronic format. Therefore, any downturn in business for the legal profession could cause our revenues to decrease, which will adversely affect our results of operations.

The Adoption Or Modification Of Laws Or Regulations Relating To The Allowance Of Video Material In Connection With Legal Proceedings Could Harm Our Business.

It is possible that changes to existing law, including new interpretations of existing law could limit or prohibit the use of video in connection with legal proceedings. Any such changes would have a material and adverse impact on our business, financial condition and results of operations.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Selling Shareholders are selling a total of 596,044 Shares of our Common Stock, issued pursuant to our 2001 Stock Option Plan ("Plan") as described and set forth in the Form S-8. The five Selling Shareholders are Adam Anthony, Robert McNeill, Steve Aquavia, Douglas Mondo, and Richard Anthony.

Adam Anthony is our president, chief executive officer and director. Robert McNeill is our chief financial officer, secretary and director. Steve Aquavia and Douglas Mondo serve as our directors. Richard Anthony is the chief operating officer of our subsidiary Prime Time.

The Selling Shareholders were granted options to acquire the Shares under the Plan. The options vested and became exercisable at an exercise price of $0 upon grant. The Selling Shareholders exercised the options and were issued the following shares in lieu of their salaries as our officers and/or directors.

The following table sets forth certain information regarding the beneficial ownership of Common Stock by the Selling Stockholders as of December 19, 2001, and the number of shares of Common Stock being offered by this Prospectus.

Name             Number of Shares  Number of Shares  Number of Shares Beneficially Owned
                 Beneficially      Offered (Shares   After Offering Presuming All Shares
                 Owned Prior to    Issued in Lieu    Offered Are Sold
                 Offering          of Salaries)
Adam Anthony     17,633,859 (1)       225,000        17,858,859          12%
Robert McNeill        425,000         34,616           459,616      Less than 1%
Steve Aquavia            0            72,116           72,116       Less than 1%
Douglas Mondo      5,729,793 (2)      203,680         5,933,473           4%
Richard Anthony   17,653,859 (3)      60,632         17,714,491          12%


(1) This number includes 17,543,859 deemed to be beneficially owned by virtue of Adam Anthony's ownership of 1,000,000 shares of Series D Preferred Stock. Holders of Series D Preferred Stock have the option, at any time, to convert, at any time, such shares into Common Stock at 95% of the average of the daily closing trading price for the five consecutive trading days prior to conversion. This calculation is based upon 95% of the average daily closing trading price of $0.06 for the five (5) consecutive trading days prior to the date hereof.

(2) This number includes 5,438,596 shares deemed to be beneficially owned by Douglas Mondo by virtue of his ownership of 310,000 shares of our Series D Preferred Stock. Holders of our Series D Preferred Stock have conversion rights as described in footnote 1 above.

(3) This number includes 17,543,859 shares deemed to be beneficially owned by Richard Anthony by virtue of his ownership of 1,000,000 shares of our Series D Preferred Stock. Holders of our Series D Preferred Stock have conversion rights as described in footnote 1 above.

                              PLAN OF DISTRIBUTION

Selling Shareholders may sell the Shares from time to time in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Selling Shareholders expect to employ brokers or dealers in order to sell the Shares. Brokers or dealers engaged by Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders or from purchasers in amounts to be negotiated immediately prior to the sale, which commissions and discounts are not expected to deviate from usual and customary brokers' commissions. Neither we nor Selling Shareholders expect to employ, utilize or otherwise engage any finders to assist in the sales of the Shares.

There is no assurance that Selling Shareholders will offer for sale or sell any or all of the Shares registered pursuant to this prospectus.

                  DESCRIPTION OF SECURITIES TO BE REGISTERED

We have the authority to issue two hundred million (200,000,000) shares of Common Stock. As of December 19, 2001, there were 85,136,964 shares of our Common Stock issued and outstanding. The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of shares of Common Stock have no cumulative, conversion, preemptive, dividend or other subscription rights, and there are no redemption provisions applicable to the Common Stock.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert who is named as preparing or certifying all or part of the registration statement to which this prospectus pertains, and no counsel for us who is named in this prospectus as having given an opinion on the validity of the securities being offered hereby was hired on a contingent basis or has or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us. In addition, no such expert or counsel is connected with us or our consolidated subsidiaries as a promoter, underwriter, voting trustee, director, officer, or employee.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the Commission are hereby incorporated herein by reference:

1.    Our Annual Report on Form 10-KSB for the fiscal year ended December 31,
2000.

2. All reports filed by us with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2000.

3. The description and specimen certificate of our Common Stock, par value $0.001 ("Common Stock"), contained in our registration statement under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Prior to the filing, if any, of a post-effective amendment that indicates that all securities covered by this Form S-8 have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Pursuant to Section 78.7502 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being our director or officer, or serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actions suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or control person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such issue.

                                    EXHIBITS

The following are exhibits to this registration statement:


  SEC Ref.       Page     Description of Exhibit
    No.           No.
------------ ------------ ------------------------------------------------------
     4            *       2001 Stock Option Plan of Thaon Communications, Inc.
------------ ------------ ------------------------------------------------------
    5,23          *       Opinion and Consent of Counsel
------------ ------------ ------------------------------------------------------
     23           *       Consent of Accountant
------------ ------------ ------------------------------------------------------

*Incorporated by reference to an exhibit of like number to our registration statement on Form S-8 (File No. 333-74712) filed December 7, 2001.

                                  UNDERTAKINGS

(a) We hereby undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this post-effective amendment to be signed on our behalf by the undersigned, thereunto duly authorized, in Los Angeles, State of California, on this 21st day of December, 2001.

                                    THAON COMMUNICATIONS, INC.


                                    By /s/ Adam Anthony
                                       ----------------------------------------
                                       Adam Anthony, President

                                POWER OF ATTORNEY

The undersigned directors and officers of THAON COMMUNICATIONS, INC. hereby constitute and appoint Adam Anthony, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorney-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorney-in-fact, or his substitute, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature                     Title                          Date
----------------------------- ----------------------------  --------------------

/s/ Adam Anthony
Adam Anthony                  President, CEO and Director    December 21, 2001
----------------------------- ----------------------------  --------------------

/s/ Robert McNeill
Robert McNeill                CFO, Secretary and Director    December 21, 2001
----------------------------- ----------------------------  --------------------

/s/ Doug Mondo
Doug Mondo                    Director                       December 21, 2001
----------------------------- ----------------------------  --------------------

                                    EXHIBITS

                                       TO

                                   FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                          THE SECURITIES ACT OF 1933

                        POST EFFECTIVE AMENDMENT NO. 1

                          THAON COMMUNICATIONS, INC.
                          --------------------------
                             (A Nevada Corporation)

                                INDEX TO EXHIBITS


  SEC Ref.       Page     Description of Exhibit
    No.           No.
------------ ------------ ------------------------------------------------------
     4            *       2001 Stock Option Plan of Thaon Communications, Inc.
------------ ------------ ------------------------------------------------------
    5,23          *       Opinion and Consent of Counsel
------------ ------------ ------------------------------------------------------
     23           *       Consent of Accountant
------------ ------------ ------------------------------------------------------

* Incorporated by reference to an exhibit of like number to our registration statement on Form S-8 (File No. 333-74712) filed December 7, 2001.